Dated 21 December 2007

SCT CONTAINERS III PTE. LTD.

as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

– and –

UNITED OVERSEAS BANK LIMITED

as Agent

and Security Trustee

LOAN AGREEMENT

relating to

a facility of up to US$115,300,000 to part finance

the purchase price of two 4,860 TEU newbuildings being constructed at the shipyard of

Daewoo-Mangalia Heavy Industries S.A., Romania

i

25.	Set-off	60
26.	Transfers and Changes in Lending Offices	60
27.	Variations and Waivers	64
28.	Notices	65
29.	Supplemental	67
30.	Law and Jurisdiction	69

Schedule 1	Lenders and Commitments	70
Schedule 2	Swap Banks	71
Schedule 3	Drawdown Notice
Schedule 4	Conditions Precedent and Conditions Subsequent
Schedule 5	Transfer Certificate
Schedule 6	Designation Notice
Schedule 7	Form of Compliance Certificates
Schedule 8	Approved Classification Society, Approved Flag and Approved Shipmanager
Schedule 9	The Approved Newbuildings
Schedule 10	Schedule in relation to the reducing Margin in respect of the Junior Loan
Appendix A	Forms of Agency and Trust Agreement
Appendix B
Part A Form of Statutory Mortgage and Deeds of Covenant
Appendix C	Form of General Assignment
Appendix D	Form of Account Security Deed
Appendix E	Form of Guarantee
Appendix F	Form of Charter Assignment
Appendix G	Form of Master Agreement

ii

This Agreement is made on as of 21 December 2007:

(1)	SCT CONTAINERS III PTE. LTD., a corporation incorporated in the Republic of Singapore whose registered office is at 460 Alexandra Road #24-01, PSA Building, Singapore 119963 (the “Borrower”);
(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;
(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Swap Banks;
(4)	UNITED OVERSEAS BANK LIMITED, a company incorporated in Singapore acting through its office at 1 Raffles Place, OUB Centre, #10-00, Singapore 048616, as Agent; and
(5)	UNITED OVERSEAS BANK LIMITED, a company incorporated in Singapore acting through its office at 1 Raffles Place, OUB Centre, #10-00, Singapore 048616, as Security Trustee.

Whereas:

BACKGROUND

(A)

The Lenders have agreed to make available to the Borrower a facility of up to $115,300,000 to assist certain wholly owned subsidiaries of the Borrower in financing up to 5 per cent. of the Contract Price of each Approved Newbuilding, up to 65 per cent. of the Delivered Cost of each Approved Newbuilding, and the related acquisition costs in accordance with the provisions of this Agreement.

(B)

The Swap Banks have agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge some or all of the Borrower’s exposure under this Agreement to interest rate fluctuations.

IT IS AGREED as follows:

1.	Interpretation
1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Security Deed” means, a deed creating security in respect of an Earnings Account substantially in the form set out in Appendix D or in such other form as may be appropriate for the laws of the jurisdiction in which an Earnings Account is held and as shall be agreed between the Borrower and the Agent;

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Affected Lender” has the meaning given in Clause 5.5(b);

“Agency and Trust Agreement” means the agency and trust agreement or deed executed or to be executed between the Borrower, the Lenders, the Swap Banks, the Agent and the Security Trustee substantially in the form set out in Appendix A;

“Agent” means United Overseas Bank Limited, a company acting through its office at 1 Raffles Place, OUB Centre, #10-00, Singapore 048616 or any successor of it appointed under Clause 5 of the Agency and Trust Agreement;

“Applicable Percentage” means:

(a)	in the first three years following Drawdown Date in respect of second Delivery Advance, 80 per cent.;
(b)	in the next three years, 75 per cent.; and
(c)	thereafter until the final Repayment Date in respect of the Loan, 70 per cent..

“Approved Classification Society” means any of the classification societies listed in Part A of Schedule 8 or such other classification society as the Lenders may approve as the classification society for any Ship;

“Approved Delivered Cost” means such portion of the Delivered Cost as may be approved by the Agent;

“Approved Flag” means any of the flags listed in Part B of Schedule 8 or such other flag as the Lenders may approve as the flag on which a Ship may be registered, such approval not to be unreasonably withheld;

“Approved Newbuilding” means any newbuilding referenced in Schedule 9, and in the plural, means all such Approved Newbuildings;

“Approved Shipbroker” means any shipbroker listed in Part D of Schedule 8 or such other firm of independent sale and purchase shipbrokers as from time to time shall be nominated by the Borrower and approved by the Lenders;

“Approved Ship” means any Approved Newbuilding which upon delivery meets the Approved Ship Criteria, and in the plural, means all such Approved Ships;

“Approved Ship Criteria” means a vessel which satisfies the following criteria:

(a)	it maintains class with an Approved Classification Society, free of any overdue recommendations and conditions which require immediate repair before the next drydocking; and
(b)

it is subject to a charter which shall have an initial minimum unexpired period of 7 years as from the intended Drawdown Date for the Advance in respect thereof with APL (Bermuda) Ltd or such other charterer as the Agent shall have consented to, such consent not to be unreasonably withheld; and

(c)	it is to be registered on an Approved Flag;

“Approved Shipmanager” means any shipmanager listed in Part C of Schedule 8 or any other German KG or shipmanager as the Agent may approve;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	the relevant Final Availability Date (or such later date as the Lenders may agree with the Borrower); or

(b)	or, if earlier, the date on which the Total Commitments are fully cancelled or terminated;

“Available Commitment” means, in relation to a Lender and at any time, its Commitment less its share of all Advances made to the Borrower hereunder at that time (and “Total Available Commitments” means the aggregate of the Available Commitments of all the Lenders);

“Builder” means, in relation to a newbuilding, the builder thereof;

“Business Day” means a day on which banks are open in London and Singapore and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Change of Control” has the meaning given in Clause 8.8;

“Charter Assignment” means, in relation to any Ship, an assignment of the relevant Owner’s rights under the charter relating thereto, in favour of the Security Trustee, substantially in the form set out in Appendix F, and, in the plural means all such Charter Assignments;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

“Contract Price” means, in relation to an Approved Newbuilding, the contract price payable to the relevant Seller under the relevant MOA;

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Credit Balance” means, from time to time, the amount standing to the credit of an Earnings Account;

“Creditor Party” means the Agent, the Security Trustee, any Lender or the Swap Bank, whether as at the date of this Agreement or at any later time;

“Delivered Cost” means, in relation to a newbuilding to be or proposed to be the subject of a Newbuilding Tranche, some or all of the following costs incurred or to be incurred by the relevant purchaser:-

(a)	Contract Price;
(b)	spares;
(c)	finance costs (interests, fees and any payments to the Swap Counterparty in relation to a Designated Transaction);
(d)	shipyard supervision costs;

(e)	crew mobilisation;
(f)	legal costs;
(g)	repositioning costs prior to initial employment;
(h)	contingency reserve;
(i)	initial supplies/stores;
(j)	lubricants; and
(k)	lashing equipment;

“Delivery Advance” means, in relation to a Newbuilding Tranche, an Advance thereof to be utilised to meet part of the Delivered Cost payable by the relevant Owner upon delivery of the Newbuilding relating to such Newbuilding Tranche;

“Delivery Date” means, in relation to an Approved Newbuilding, the date of delivery of such Approved Newbuilding to the relevant Owner under the relevant MOA;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to a Master Agreement with a Swap Bank which, at the time the Transaction is entered into, is also a Lender;
(b)

its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)

it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for an Advance to be made, or (as the context requires) the date on which an Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)

all freight, hire and passage moneys, compensation payable to the Owner of that Ship or the Security Trustee in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)

if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account”, in relation to any Ship, means an account in the name of the Borrower with the Agent in Singapore or with that or another office of the Agent or with a bank or financial institution other than the Agent which is designated by the Borrower or the Agent as an Earnings Account for the purposes of this Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or
(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the relevant Owner and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the relevant Owner and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Fees Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 20.1(a), (b) or (d);

“Final Availability Date” means:

(a)	in the case of all Advances other than those specified in (b) below, 31 December 2007; and
(b)	in the case of any Delivery Advance, not later than three months after the Delivery Date of the Approved Newbuilding financed by that Delivery Advance,

or, in either case, any later date as may be mutually agreed between the Agent and the Borrower;

“Finance Documents” means:

(a)	this Agreement;
(b)	the Agency and Trust Agreement;
(c)	the Guarantee;
(d)	the Mortgages;
(e)	the General Assignments;
(f)	the Account Security Deed;
(g)	any Charter Assignment; and
(h)

any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement which would be required under GAAP to be shown as a borrowing by the debtor;
(e)

under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“GAAP” means the generally accepted accounting principles in the United States of America or, in relation to any Singaporean Owner, in Singapore;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation relating to that Ship, substantially in the form set out in Appendix C, and in the plural means all such General Assignments;

“Guarantee” means, a guarantee of the Borrower’s obligations under the Loan Agreement and the Master Agreement issued by Seacastle in favour of the Security Trustee, substantially in the form set out in Appendix E;

“Guarantor” means Seacastle, in its capacity as guarantor under the Guarantee.

“Insurances” means, in relation to a Ship:

(a)

all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time);

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Junior Commitment” means, in relation to a Lender, the amount set out opposite its name in part 2 of Schedule 1 or, as the case may be, in any relevant Transfer Certificate, as reduced by any relevant term of this Agreement;

“Junior Contribution” means, in relation to a Lender, the principal amount of the Junior Loan owing to that Lender at any relevant time;

“Junior Lenders” means the Lenders set out in part 2 of Schedule 1;

“Junior Loan” means the aggregate principal amount owing to the Junior Lenders under this Agreement in respect of the Junior Commitments at any relevant time;

“Lender” means, subject to Clause 26.6, a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, for an Interest Period:

(a)

the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Telerate Page 3750 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period or such other page as may be agreed between the Agent, the Borrower and the Lenders; or

(b)

if no rate is quoted the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total 50.1 per cent. of the Total Commitments; and
(b)	after an Advance has been made, Lenders whose Contributions total 50.1 per cent. of the Loan;

“Margin” means:

(a)	in respect of the Senior Loan, 0.65 per cent per annum fixed rate; and
(b)	in respect of the Junior Loan, 1.75 per cent per annum on a reducing basis in accordance with the schedule as set out in [Schedule 10]

provided at all times that the average-weighted Margin in respect of the Loan shall not exceed 0.90 per cent per annum. The average-weighted Margin referred to here is calculated as [(0.65% x Senior Loan) ÷ Loan] + [(Margin in respect of Junior Loan x Junior Loan) ÷ Loan];

“Master Agreement” means each master agreement (on the 1992 ISDA (Multicurrency - Crossborder) form) in the form set out in Appendix G made between the Borrower and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement and, in the plural, means all such Master Agreements;

“MOA” means, in relation to any Newbuilding, the memorandum of agreement entered into between the Borrower and the relevant seller of that Newbuilding, more particularly referenced in Schedule 9, in respect of the purchase of the Newbuilding.

“Mortgage” means, in relation to a Ship, the first preferred ship mortgage or the first priority statutory ship mortgage and collateral deed of covenant on that Ship in the form appropriate for the flag of the Ship which in the case of a first preferred ship mortgage shall be on the form required under the flag of the Ship with covenants substantially as contained the collateral deed of covenant in Appendix B (Part A) with logical changes and which in the case of a statutory ship mortgage and collateral deed of covenant shall follow the forms set out in Appendix B (Part A) (which are a Singapore statutory ship mortgage and collateral deed of covenant) with the logical changes and, in the plural, means all such Mortgages;

“Newbuilding Tranche” means that part of the Loan which shall be used in part-financing the Delivered Cost of an Approved Newbuilding which may be made in one or more advances;

“Negotiation Period” has the meaning given in Clause 5.8;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Owner” means, in relation to any Ship, a company which is a wholly-owned subsidiary of the Borrower incorporated in the Marshall Islands or Singapore or such other jurisdiction as the Agent may approve (such approval not to be unreasonably withheld) and the registered owner of that Ship or the purchaser nominated by the Borrower under the MOA relating thereto, and in the plural means all such Owners;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;
(e)

liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the insurance, operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(e);

(f)

any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and
(d)

any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	the country under the laws of which the company is incorporated or formed;
(b)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;
(c)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(d)

a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; or

(e)

a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Potential Event of Default” means an event or circumstance which, with the giving of any notice and/or a lapse of time, would constitute an Event of Default;

“Pre-Delivery Advance” means, in relation to a Newbuilding Tranche, an Advance thereof other than a Delivery Advance;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Banks” means United Overseas Bank Limited, Overseas Chinese Bank Limited, The Royal Bank of Scotland plc and Citibank N.A..

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means, in relation to a Delivery Advance, each of the 120 dates comprising the date falling one month following the relevant Drawdown Date, and every month thereafter;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Seacastle” means SCT Holdings Inc., a company incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Documents or the Master Agreements;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and
(c)

any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Maintenance Ratio” has the meaning ascribed to it in Clause 15.1;

“Security Party” means the Owners, the Guarantor and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”, but for the avoidance of doubt shall not include any charterer being a party to a Charter;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid; and
(b)

where at the time of repayment or prepayment of the Loan an Event of Default of the type referred to in Clause 19.1(e) has occurred, the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant and material risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or the Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means United Overseas Bank Limited, a company acting through its office at 1 Raffles Place, OUB Centre, #10-00, Singapore 048616 or any successor of it appointed under Clause 5 of the Agency and Trust Agreement;

“Seller” means, in relation to an Approved Newbuilding, the purchaser of that Approved Newbuilding under the relevant Shipbuilding Contract between the Seller and the Builder, and the seller of that Approved Newbuilding under the relevant MOA between the Seller and the Borrower or the Owner as the guaranteed nominee of the Borrower.

“Senior Commitment” means, in relation to a Lender, the amount set out opposite its name in part 1 of Schedule 1 or, as the case may be, in any relevant Transfer Certificate, as reduced by any relevant term of this Agreement;

“Senior Contribution” means, in relation to a Lender, the principal amount of the Senior Loan owing to that Lender at any relevant time;

“Senior Lenders” means the Lenders set out in part 1 of Schedule 1;

“Senior Loan” means the aggregate principal amount owing to the Senior Lenders under this Agreement in respect of the Senior Commitments at any relevant time;

“Servicing Bank” means the Agent or the Security Trustee;

“Shipbuilding Contract” means, in relation to an Approved Newbuilding, the shipbuilding contract made between the relevant Builder and the relevant Seller relating to the construction and sale by the Builder and the purchase by such Seller of such newbuilding, as annexed to the relevant MOA under which that Approved Newbuilding is to be sold and delivered upon the completion of that Approved Newbuilding to the relevant Owner, as nominee of the Borrower under that MOA;

“Ship A” or “Ship B” has the meaning ascribed to it in Schedule 9.

“Ships” means the Approved Ships, and in the singular means any of them;

“SMC” means a safety management certificate issued in respect of the Ship in accordance with Rule 12 of the ISM Code;

“Swap Bank” means a bank or financial institution listed in Schedule 2 or any affiliate thereof;

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction;

“Swap Exposure” means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Counterparty;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;
(b)

any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire), unless it is within 60 days redelivered to the relevant Owner’s full control;

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 60 days redelivered to the relevant Owner’s full control;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which the event constituting the total loss occurred;

“Total Senior Commitments” means, at any relevant time, the total of the Senior Commitments of the Senior Lenders at such time;

“Total Junior Commitments” means, at any relevant time, the total of the Senior Commitments of the Junior Lenders at such time;

“Transaction” has the meaning given in the Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2; and

“Trust Property” has the meaning given in Clause 3.1 of the Agency and Trust Agreement.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means approved in writing by the Agent (such approval not to be unreasonably delayed);

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or of its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“material adverse effect” means a material adverse effect on:

(a)	the business or financial condition of the Borrower or any Security Party;
(b)	the value of any security created pursuant to any Finance Document;
(c)	the ability of the Borrower or any Security Party to perform its obligations under any Finance Document;
(d)	the validity or enforceability of any Finance Document; or
(e)	any right or remedy of any Creditor Party under a Finance Document;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 13;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of Clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental body, intergovernmental or supranational, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3

Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary” and “parent company”. A company (S) is a subsidiary of another company (P) if:
(a)

a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:
(a)

references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(d)	words denoting the singular number shall include the plural and vice versa; and
(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.
1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.
2.	Facility
2.1

Agreement to lend. The Lenders, relying upon each of the representations and warranties in Clause 10, agree to lend to the Borrower, jointly and severally, upon and subject to the terms of this Agreement, the principal sum of up to $115,300,000 in four Advances. Each Advance shall be made up of a Senior Loan component and a Junior Loan component in the same respective proportion which the Total Senior Commitments bear to the Total Junior Commitments.

2.2	The obligation of each Lender under this Agreement shall be to contribute that proportion of:
(a)	the Senior Loan in respect of such Advance which, as at the Drawdown Date, its Senior Commitment bears to the Total Senior Commitments; and
(b)	the Junior Loan in respect of such Advance which, as at the Drawdown Date, its Junior Commitment bears to the Total Junior Commitments.

No Lender shall be obliged to contribute any amount in excess of its Commitment.

2.3	Purpose of Advance. The Borrower undertakes with each Creditor Party to use each Advance only for the purposes stated in the preamble to this Agreement.
3.	Position of the Lenders and Swap Banks
3.1	Interests several. The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.
3.2

Individual right of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3

Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.

3.4

Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or the Swap Banks being increased; nor
(b)	the Borrower, any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement,

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

4.	Drawdown
4.1

Request for the making of an Advance. Subject to the following conditions, the Borrower may request an Advance be made by ensuring that the Agent receives a completed Drawdown Notice not later than 5 p.m. (Singapore time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:
(a)	the Drawdown Date for an Advance has to be a Business Day during the Availability Period in respect of such Advance;
(b)	the minimum amount of an Advance shall be $100,000;
(c)

the amount of each Pre-Delivery Advance will not exceed 5 per cent. of the aggregate Contract Price of the Approved Newbuildings and, when aggregated with the other Pre-Delivery Advances, shall not exceed $8,800,000; and

(d)

the amount of a Delivery Advance shall not exceed 65 per cent. of the Approved Delivered Cost in relation to the relevant Ship and, when aggregated with each of the other Advances shall not exceed the $115,300,000.

(e)	The amount of the Senior Loan shall not exceed the lower of (a) $88,700,000 and (b) the amount in Dollars which is 50 per cent of the aggregate Approved Delivered Cost of the Ships.
(f)	The amount of the Junior Loan shall not exceed the lower of (a) $26,600,000 and (b) the amount in Dollars which is 15 per cent of the aggregate Approved Delivered Cost of the Ships.
4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:
(a)	the amount of the relevant Advance and the Drawdown Date;
(b)	the amount of that Lender’s participation in the relevant Advance; and

(c)	the duration of the first Interest Period.
4.4

Drawdown Notice irrevocable. A Drawdown Notice must be signed by an authorised signatory of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5

Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent the amount due from that Lender under Clause 2.

4.6

Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.
4.7

Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the account of a third party shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Maximum number of Advances. The Borrower may not make a request for an Advance if, as a result of making the Advance:
(a)	there would be more than two Pre-Delivery Advances outstanding; or
(b)	there would be more than two Delivery Advances outstanding.
5.	Interest
5.1	Payment of normal interest.

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2

Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (a) the Margin and (b) LIBOR for that Interest Period.

5.3

Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Market disruption. The following provisions of this Clause 5 apply if:

(a)

at least 2 Business Days before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent of the Loan (or, if the Loan has not been made, Commitments amounting to more than 50 per cent of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(b)

at least 2 Business Days before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.6

Notification of market disruption. The Agent shall promptly notify the Borrower, each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.5 which have caused its notice to be given.

5.7	Suspension of drawdown. If the Agent’s notice under Clause 5.6 is served before the Loan is made:
(a)	in a case falling within Clause 5.5(a), the Lenders’ obligations to make the Loan;
(b)	in a case falling within Clause 5.5(b), the Affected Lender’s obligation to participate in the Loan,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.8

Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.6 is served, the Borrower, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Counterparties shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.6 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.9

Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.10

Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin (which interest period and interest rate shall be notified by the Agent to the Borrower, the Lenders and the Swap Banks); and the procedure provided for by this Clause 5.10 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.11

Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.10, the Borrower may give the Agent not less than 5 Business Days’ notice of its intention to prepay the Loan or, as the case may be, the Affected Lender’s Contribution.

5.12

Prepayment; termination of Commitments. A notice under Clause 5.11 shall be irrevocable; the Agent shall promptly notify the Lenders, the Swap Banks or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and
(b)

on the date of expiry of the notice period contained in the notice given to the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.13	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.
6.	Interest Periods
6.1

Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date in respect of that Advance and each subsequent Interest Period in respect of that Advance shall commence on the expiry of the preceding Interest Period for that Advance.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)

in relation to a Pre-Delivery Advance, 1, 3 or 6 months as notified by the Borrower to the Agent not later than 5 p.m. (Singapore time) 3 Business Days before the commencement of the Interest Period; or

(b)	in relation to any other Advance, or if the Borrower fails to notify the Agent by the time specified in paragraph (a), one month; or
(c)	such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower.
6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
6.4

Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 5.00 p.m. (Singapore time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7.	Default Interest
7.1

Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date falling 3 Business Days after the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date falling 3 Business Days after the date on which it became immediately due and payable.

7.2

Default rate of interest. Interest shall accrue on an overdue amount from (and including) the date such amount becomes due until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 1 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or
(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the date such amount becomes due (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or
(ii)

if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4

Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5

Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7

Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

8.	Repayment and Prepayment
8.1	Amount of Repayment Instalments
(a)

Each Pre-Delivery Advance in respect of a Ship shall be repaid on the Drawdown Date of the Delivery Advance relating to that Ship, or such later date as the Agent, with the authorisation of all the Lenders, may agree.

(b)

Each Senior Loan component of a Delivery Advance in respect of a Ship shall be repaid so that, on first Repayment Date (falling one month from the Drawdown Date in respect of that Delivery Advance) and on each of the 119 monthly Repayment Dates thereafter set out in Column A below relating to the relevant Ship, that Delivery Advance will be reduced by the amount set opposite that Repayment Date in Column B relating to the relevant Ship.

(i)	in relation to Ship A:

Column A	Column B
Repayment Date	Amount of repayment ($)
1st – 60th Repayment Dates	$192,184 each
61st -120th Repayment Dates	$288,275 each
120th Repayment Date (additional balloon payment)	$15,522,460 each
Total	$44,350,000
(ii)	in relation to Ship B:

Column A	Column B
Repayment Date	Amount of repayment ($)
1st – 60th Repayment Dates	$192,184 each
61st -120th Repayment Dates	$288,275 each
120th Repayment Date (additional balloon payment)	$15,522,460 each
Total	$44,350,000

(c)	Each Junior Loan component of a Delivery Advance in respect of a Ship shall be repaid on the final Repayment Date in respect of that Delivery Advance.
8.2

Final Repayment Date. On the final Repayment Date of any Delivery Advance, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing in respect of that Delivery Advance.

8.3	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan.

8.4	Conditions for voluntary prepayment. The conditions referred to in Clause 8.3 are that:
(a)

a partial prepayment shall be $1,000,000 or a multiple thereof (save where the partial prepayment is to be made out of net swap gains received from a Swap Counterparty in relation to a Designated Transaction connected to an Advance in which case a partial prepayment can be in any amount provided it is not less than $100,000); and

(b)

the Agent has received from the Borrower at least 7 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made (save that where the partial prepayment is to be made out of net swap gains as aforesaid such minimum notice period shall be reduced to 3 days).

8.5

Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.6	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice.

8.7	Mandatory prepayment upon a sale or Total Loss of a Ship. The Borrower shall be obliged to prepay the whole of the relevant amount relating to a Ship, if that Ship is sold or becomes a Total Loss:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the relevant Ship to the buyer; or
(b)

in the case of a Total Loss of a Ship, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

For the purpose of this Clause 8.7, the “relevant amount” shall be the outstanding amount of the Advance used to finance the Ship which is the subject of the sale or Total Loss and such additional amount of the Loan (if any) required to ensure that the Borrower is in compliance with the ratio set out in Clause 15.1 as at the relevant date of payment.

8.8	Mandatory prepayment upon a change of control of Borrower.

Upon a Change of Control:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event; and
(b)

the Agent, may, by not less than 5 days’ notice to the Borrower, cancel the Commitments and declare the Loan together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable whereupon the Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

For the purposes of this Clause 8.8, “Change of Control” means an event whereby the Borrower ceases to be a 100% wholly owned subsidiary of Seacastle.

8.9

Mandatory Prepayment in the event of a Finance Document becoming invalid or unenforceable. In the event that any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest and if, in the opinion of the Majority Lenders, such event is capable of remedy the Borrower fails to remedy the same within 5 days (or such longer period as the Agent may agree) after written notice from the Agent requesting action to remedy the same, the Agent, may, by not less than 5 days’ notice to the Borrower, cancel the Commitments and declare the Loan together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable whereupon the Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

8.10	Mandatory Prepayment in the event of a cancellation of an MOA, a Shipbuilding Contract or late delivery of a Newbuilding.
(a)	The Borrower shall be obliged to make an immediate prepayment of a Newbuilding Tranche if any one of the following events should occur:
(i)	the Shipbuilding Contract relating to such Newbuilding Tranche is cancelled or terminated by the Builder for whatever reason; or
(ii)	the MOA relating to such Newbuilding Tranche is sold or transferred by the Borrower other than to a company which is a subsidiary of Seacastle; or
(iii)

if the relevant Owner takes delivery of the Approved Newbuilding relating to such Newbuilding Tranche without drawing down the relevant Delivery Advance but does not execute a Mortgage over such Approved Newbuilding in favour of the Security Trustee and does not satisfy the other conditions precedent for such drawdown as specified in Schedule 4 (other than those which are waived by the Majority Lenders).

(b)	Furthermore:
(i)

in the event that the Borrower or the relevant Owner as nominee of the Borrower cancels or terminates an MOA, the Borrower shall be obliged to prepay the relevant Newbuilding Tranche on the earlier of:

(a)

30 days following the date of such cancellation or termination or, if the relevant Seller disputes such cancellation or termination and refers the dispute to arbitration under such MOA, 90 days following the date of such cancellation or termination; or

(b)	3 Business Days from the date on which the relevant Seller repays the instalments previously paid by the Borrower or the relevant Owner as nominee of the Borrower under such MOA.
(ii)

in the event that the Borrower or the relevant Owner as nominee of the Borrower under the relevant MOA becomes entitled to cancel for late delivery of that MOA, the Borrower shall be obliged, subject to Clause 8.10(b)(i), to make a prepayment of the relevant Newbuilding Tranche within 30 days or such longer period as the Agent may agree.

8.11

Mandatory prepayment in respect of an early termination of charter. If the initial charter referred to in paragraph (b) of the definition of “Approved Ship Criteria” in respect of any Ship is terminated prior to its stated maturity date, the Borrower shall procure that the Owner uses commercially reasonable efforts to reemploy the Ship with another charterer, such charterer to be subject to the consent of the Majority Lenders, such consent not to be unreasonably withheld. If an acceptable charterer cannot be found within 90 days of the termination of the initial charter, the Borrower shall be obliged to prepay the Delivery Advance relating to that Ship in its entirety.

8.12

Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.13

Application of partial prepayment. Each partial prepayment of an Advance shall be applied pro rata against the repayment instalments specified in Clause 8.1, or otherwise in a manner selected by the Borrower and approved by the Agent.

8.14	No reborrowing. No amount prepaid under this Clause 8 may be reborrowed.

9.	Conditions Precedent and Conditions Subsequent

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to each Advance is subject to the following conditions precedent:
(a)

that, on the Drawdown Date for a Pre-delivery Advance but prior to the advance of such Pre-delivery Advance, the Agent receives the documents described in Part A of Schedule 4 in the form and substance satisfactory to it and its lawyers;

(b)

that, on the Drawdown Date for a Delivery Advance but prior to the advance of such Delivery Advance, the Agent receives the documents described in Part B of Schedule 4 in form and subsistence satisfactory to it and its lawyers.

(c)

that, on or before the first Drawdown Date in respect of the Delivery Advances, the Agent receives the arrangement fee referred to in Clause 20.1(b) for application by the Agent in accordance with Clause 20.1(b);

(d)

that, on each Drawdown Date in respect of the Delivery Advances but prior to the advance of the relevant Delivery Advance, the Agent receives all accrued and outstanding commitment fee payable pursuant to Clause 20.1(c) and has received payment of any outstanding expenses referred to in Clause 20.2; and

(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan; and
(ii)

the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading in all material respects if repeated on each of those dates with reference to the circumstances then existing.

9.2	Conditions Subsequent: The Borrower undertakes to deliver or cause to be delivered the additional documents and other evidence listed in Part C of Schedule 4 within the time periods specified therein.
9.3

Pre-positioning of delivery instalments under MOA. Notwithstanding the foregoing provisions of this Clause 9, in the event that a Delivery Advance is required to be drawndown prior to the satisfaction of the relevant conditions precedent set out in Schedule 4 and remitted to the relevant Seller’s nominated bank in accordance with the relevant MOA, the Agent may with the authorisation of the Majority Lenders agree to remit such amount to the relevant bank prior to the satisfaction of such conditions precedent provided that:

(a)	the amount remitted shall be held by the relevant bank in an account to the order of the Agent;
(b)

such amount will only be released to the relevant Seller upon the relevant Seller’s presentation to the relevant Seller’s bank of an original of the protocol of delivery and acceptance for the relevant Approved Newbuilding in the form agreed between the relevant Seller and the relevant Owner in the presence of the Agent’s representative at closing;

(c)

such amount so released may only be used for payment to the account of the relevant Seller with the relevant bank towards satisfaction of the balance of the purchase price payable on delivery under the relevant MOA;

(d)

in the event that none or any part of the said amount so remitted is released in accordance with the Agent’s instructions within ten days (or such longer period as the Agent may agree) after its receipt by the Seller’s bank, the money held at the time by the relevant Seller’s bank shall be returned to the account specified in the Agent’s remittance instructions;

(e)	the relevant conditions precedent set out in Schedule 4 shall be satisfied simultaneously with any release to the relevant Seller pursuant to (b) above; and
(f)	any amounts so remitted and returned pursuant to (d) above will be applied in or towards prepayment of the relevant Delivery Advance pursuant to Clause 8.

10.	Representations and Warranties

10.1

General. The Borrower represents and warrants to each Creditor Party as follows (Provided always that such representations and warranties shall be subject to any qualifications as to matters of law which are specifically referred to in any legal opinion delivered to the Agent pursuant to Schedule 4).

10.2

Status. The Borrower and each corporate Security Party are duly incorporated and validly existing under the laws of the Republic of Singapore and are qualified and have the power and authority to own its assets and to conduct the business which it conducts in every jurisdiction where such qualification, power or authority is required.

10.3	[intentionally omitted]
10.4

Share capital and ownership. The Borrower has an authorised share capital of $2 divided into 2 registered shares, all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by Seacastle.

10.5	Corporate power of Borrower. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute the Finance Documents to which it is a party and the Master Agreements; and
(b)

to borrow under this Agreement, to enter into Designated Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, the Finance Documents to which it is a party.

10.6

Corporate power of Security Party. Each corporate Security Party has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it to execute the Finance Documents to which it is a party.

10.7	Consents in force. All the consents referred to in Clause 10.5 and 10.6 remain in force and nothing has occurred which makes any of them liable to revocation.
10.8

Legal validity; effective Security Interests. The Finance Documents and the Master Agreements, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute legal, valid and binding obligations enforceable against the Borrower or each Security Party, as the case may be, in accordance with their respective terms; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.9	No third party Security Interests. Without limiting the generality of Clause 10.7, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower and each Security Party, as the case may be, will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)

no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.10	No conflicts. The execution of and compliance with each Finance Document and each Master Agreement, and the borrowing by the Borrower of each Advance, will not involve or lead to a contravention of:
(a)	any law or regulation in any Pertinent Jurisdiction; or
(b)	the constitutional documents of the Borrower or any corporate Security Party; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or any Security Party or any of its assets.
10.11

No withholding taxes. All payments which the Borrower or any Security Party is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.12	[intentionally omitted]

10.13

Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position of the Borrower or any Security Party as of the date of this Agreement.

10.14

No litigation. As of the date of this Agreement, no legal or administrative action involving the Borrower or an Owner (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken which would reasonably be expected to have a material adverse effect.

10.15	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2 and 11.4.
10.16	Taxes paid. The Borrower and each corporate Security Party have, to the best of their knowledge and belief, paid all taxes applicable to, or imposed on or in relation to the their business.
10.17

No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of any Advance, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of each Advance for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10.18

Contracts binding and complete. The MOAs (each enclosing the relevant Shipbuilding Contract) and the initial charter for each Ship referred to in paragraph (b) of the definition of “Approved Ship Criteria” constitute valid, binding and enforceable obligations of the parties thereto in accordance with their terms, are true, complete, in full force and effect and have not been materially amended, cancelled or terminated and no rights arising thereunder has been waived by the Borrower or any Security Party.

10.19	No default. No Event of Default has occurred and is continuing or will occur as a result of an Advance being made under this Agreement.
10.20

No insolvency. No steps have been taken or are being taken to appoint a receiver, trustee, liquidator, judicial manager or similar officer in respect of the Borrower or any Security Party or its assets or to wind up the Borrower or any Security Party and no steps have been taken to declare bankrupt or insane any individual Security Party.

11.	General Undertakings
11.1

General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge. The Borrower will:
(a)

hold the legal title to, and own the entire beneficial interest in each Owner, free from all Security Interests and other interests and rights of every kind, except for Permitted Security Interests and those created by the Finance Documents; and

(b)

not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future , other than in the ordinary course of its business of owning the Owners and of acquiring, financing and operating vessels.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:
(a)

all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not other than transfers, leases or other disposals at arm’s length and for full consideration arising in the ordinary course of the Borrower’s business (provided that nothing herein shall be construed so as to permit any disposal of the Ships otherwise than in compliance with the provisions of the Finance Documents); or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4	No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except:
(a)

liabilities and obligations under the Finance Documents and liabilities or obligations reasonably incurred in the ordinary course of its business of acquiring, financing and operating vessels whether directly or indirectly through its subsidiaries Provided always that (i) the Borrower shall not, and shall procure that none of its subsidiaries shall, acquire any vessel or any company owning a vessel other than with their own funds and (ii) no Owner shall own more than one vessel at any one time and (iii) the Borrower shall not, and shall procure that none of its subsidiaries shall, incur any Financial Indebtedness to any other entity within Seacastle without such entity first executing an agreement in favour of the Security Trustee fully subordinating the rights of such entity in respect of such Financial Indebtedness to those of the Creditor Parties under the Finance Documents; and

(b)	Designated Transactions.

11.5

Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading in all material respects and will not omit any material fact or consideration, PROVIDED, however, that to the extent that any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by the management of the Borrower to be reasonable at the time made in the preparation of such information (it being understood by the Agent and the Creditor Parties that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein). Further, in respect of any financial statements provided to the Agent under Clause 11.6 below, it is understood and agreed that these may, in accordance with standard accounting practices, be subject to adjustments or change from time to time as may be reasonably expected.

11.6	Provision of financial statements. The Borrower will send to the Agent:
(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of Seacastle, the audited consolidated accounts of Seacastle; and
(b)

as soon as possible, but in no event later than 90 days after the end of each half in each financial year of Seacastle, unaudited consolidated accounts of Seacastle and its subsidiaries which are certified as to their correctness by the authorized signatory of Seacastle.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:
(a)	be prepared in accordance with all applicable laws and accounting principles generally accepted in the U.S.A consistently applied;
(b)	give a true and fair view of the state of affairs of Seacastle and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of Seacastle, and its subsidiaries.
11.8	[intentionally omitted]

11.9

Consents. The Borrower will maintain in force and promptly obtain or renew (or procure that each Security Party shall do so, as the case may be), and will promptly send certified copies to the Agent if requested by the Agent to do so of, all consents required:

(a)	for the Borrower and each Security Party to perform its obligations under any Finance Document to which it is a party or, in relation to the Borrower, the Master Agreement;
(b)	for the validity or enforceability of any Finance Document or the Master Agreement;
(c)	for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance) with the terms of all such consents.

11.10

Maintenance of Security Interests. The Borrower will at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which is, in each case, in the opinion of the Majority Lenders, necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11

Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party or any Ship, its Earnings or its Insurances in an amount equal to or exceeding $1,000,000 as soon as such action is instituted, unless the Borrower reasonably believes that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12

No amendment to Master Agreements. The Borrower will not agree to any material amendment or supplement to, or waive or fail to enforce, any Master Agreement or any of its provisions without the prior consent of the Majority Lenders or any of the Swap Banks not a party to such Master Agreement.

11.13	[Intentionally omitted]
11.14	[Intentionally omitted]
11.15	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of the occurrence of an Event of Default or a Potential Event of Default.
11.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information:
(a)	relating to the Borrower, any Ship, its Earnings or its Insurances; or
(b)	relating to any other matter relevant to, or to any provision of, a Finance Document;
(c)	required by the a Creditor Party in relation to its “know your client” regulations and other internal guidelines,

which may be reasonably requested by the Agent at any time.

11.17

Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to in Clause 11.16 above to provide 1 copy for each Creditor Party; and if the Agent so reasonably requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18	[intentionally omitted]
11.19	[Intentionally omitted]
11.20	Positive networth. The Borrower shall maintain at all times throughout the Security Period a positive Net Worth. In this Clause 11.20, “Net Worth” means, at any particular time, the aggregate of:
(a)	the amount paid up or credited as paid up on the issued share capital of the Borrower (other than any shares which are expressed to be redeemable); and
(b)	the amount standing to the credit of the consolidated reserves of the Borrower and its subsidiaries.
11.21	Compliance with law. The Borrower shall comply with all laws and regulations binding on it and its assets.
11.22	Payment of indebtedness. The Borrower shall duly and punctually pay and discharge its obligations in respect of all its indebtedness as and when the same shall become due.
11.23

Payment of outgoings. The Borrower shall punctually pay all outgoings (including rent, Taxes and any other charges or expenses whatsoever) payable in respect of its business and assets, including any land or premises at which it carries on business and where its stocks and assets are stored.

11.24

Pari passu ranking. The Borrower shall ensure that its obligations under this Agreement are secured under the Finance Documents so that such obligations shall at all times rank ahead of, or otherwise at least pari passu in all respects with, all its unsecured and unsubordinated obligations, other than such indebtedness as would, by virtue only of the law in force in its jurisdiction of incorporation, be preferred in the event of its winding-up and any other obligations which are mandatorily preferred by law and not by contract.

11.25

Compliance by Security Party. The Borrower shall, to the best of its ability, ensure and procure that each Security Party comply with their covenants and perform their duties and obligations under the Finance Documents to which they are a party.

11.26

Further assurances. The Borrower shall at its own cost do all that it reasonably can to ensure that each Finance Document and the Master Agreement validly creates the obligations and the Security Interests which it purports to create and further do or permit to be done every act or thing, and execute, sign or perfect every such further assurance or document that any Creditor Party may from time to time require for the purpose of perfecting the security constituted or intended to be constituted by the Finance Documents or for the purpose of enforcing each Creditor Party’s rights under the Finance Documents and Master Agreement.

12.	Corporate Undertakings
12.1

General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence under the laws of the Republic of Singapore.
12.3	Negative undertakings. The Borrower will not, without the prior written approval of the Agent:
(a)	make any change to the nature of its business which would, in the opinion of the Agent, materially alter the nature of its business from that existing at the date of this Agreement; or
(b)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from granting credit or financial assistance to its wholly-owned direct or indirect subsidiaries;

(c)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or
(d)	enter into any forward freight agreement.
12.4

Subordination of rights of Borrower. All rights which the Borrower at any time has against an Owner or its assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents, and in particular the Borrower shall not during the Security Period:

(a)	claim, or in the bankruptcy of any Owner prove for, any amount payable to the Borrower by that Owner in competition with a Creditor Party;
(b)	take or enforce any Security Interest for any such amount; or
(c)	claim to set-off any such amount against any amount payable by the Borrower to that Owner.
12.5	Dividends and cash reserves.
(a)	The Borrower shall be permitted to pay any dividend provided that:
(i)	no Event of Default has occurred and is continuing at the time of making such dividend payment; and

(ii)	no Event of Default would occur as a result of making such dividend payment.
12.6	Compliance certificates.
(a)

With each set of financial statements delivered to the Agent under Clause 11.6 above, the Borrower shall deliver to the Agent a compliance certificate substantially in the form of Part A of Schedule 7 hereto, signed by an authorised representative of the Borrower.

(b)

The Borrower shall deliver to the Agent on a six monthly basis a certificate in the form set out in Schedule 7 Part B hereto, signed by an authorised representative of the Borrower confirming the figures required to make the determination under Clause 15.9.

12.7

Compliance with constitutional documents. The Borrower shall carry on and conduct its business and affairs in accordance with its constitutional documents and in accordance with sound financial and managerial standards and practices.

12.8

Amendments to constitutional documents. The Borrower shall not amend any provisions of its constitutional documents relating to its borrowing powers and principal business activities or its ability to guarantee or provide security for the benefit of any person.

12.9	Provision of guarantees etc. The Borrower shall not give any guarantee in respect of any indebtedness of any person whatsoever.
12.10

No change of shareholding of Borrower. The Borrower shall not approve, permit or suffer any change in ownership (whether registered or beneficial) of its issued share capital or the transfer thereof or issue, allot or grant any person a right to any of its share capital or repurchase or reduce its issued share capital.

12.11	No change of shareholding of Owners. The Borrower shall not approve, permit or suffer any change in ownership (whether registered or beneficial) of the Owners’ issued share capital.
12.12

No change of shareholding of Guarantor. The Borrower shall, to the best of its ability, ensure that there is no change in ownership (whether registered or beneficial) of the Guarantor’s issued share capital.

12.13

Subordination of rights of Borrower’s shareholder(s). The Borrower shall comply with and facilitate any subordination arrangement agreed between the Borrower’s shareholder(s) and any Creditor Party in relation to the Borrower including, but not limited to, the subordination of the Borrower’s shareholder(s)’ rights under any shareholder loans made to the Borrower to the rights of any Creditor Party under any Finance Document which such Creditor Party has as against the Borrower.

13.	Insurance
13.1

General. The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks;
(c)	protection and indemnity risks; and
(d)

in the event that it becomes general practice for first class shipowners of vessels similar to that Ship to insure for additional risks to those set out above, such additional risks to ensure that that Ship is not insured on an inferior basis to other similar vessels.

13.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:
(a)	in Dollars;
(b)

in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) at least 110 per cent. of the Delivery Advance in respect of the Ship owned by it, and (ii) the market value of that Ship as determined in accordance with Clause 15.3;

(c)

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of full tonnage of the Ship owned by it;
(e)	on approved terms;
(f)

through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations; and

(g)

only if an Event of Default has occurred and is continuing, such other insurances (at the Borrower’s cost) as may be reasonably required by the Security Trustee with a view to the protection, exercise or enforcement of any right or the Security Interest created by any Finance Document or for any similar purpose.

13.4	Further protections for the Lenders. In addition to the terms set out in Clause 13.3, the Borrower shall procure that each Owner shall ensure that the relevant obligatory insurances shall:
(a)

whenever the Lenders require, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, and, to the extent the applicable persons referred to in Clause 13.3(f) are willing to agree, without the Security Trustee thereby being liable to pay but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as sole loss payee in accordance with the form of loss payable clause substantially as set out in Schedule 2 to the relevant General Assignment;
(c)

provide that all payments by or on behalf of the insurers under the relevant obligatory insurances to the Security Trustee shall, to the extent that the applicable persons referred to in Clause 13.3(f) are willing to agree, be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the relevant obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee; and
(e)	provide that the Security Trustee may make proof of loss if the Owner fails to do so.
13.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:
(a)

at least 14 Business Days before the expiry of any obligatory insurance relating to the Ship owned by it notify the Agent, for approval by the Agent prior to the date referred to in (b) below, of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal;

(b)

at least 2 Business Days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Agent’s approval given following the notification provided pursuant to paragraph (a); and

(c)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Agent in writing of the terms and conditions of the renewal.

13.6

Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Agent with pro forma copies of all policies relating to the relevant obligatory insurances which they are to effect or renew and of a letter or letters or undertaking addressed to the Security Trustee and in the form customary for the market from time to time.

13.7

Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Agent with:

(a)	a certified copy of the certificate of entry for the relevant Ship;
(b)	a letter or letters of undertaking addressed to the Security Trustee and in the form customary for the market from time to time; and
(c)

to the extent applicable, a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship owned by it.

13.8

Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to relevant obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9

Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the relevant obligatory insurances and produce all relevant receipts when so required by the Agent.

13.10

Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11

Compliance with terms of insurances. The Borrower shall procure that each Owner shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)

the Borrower shall procure that each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the relevant obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c)) ensure that the relevant obligatory insurances are not made subject to any exclusions or qualifications to which the Agent has not given its prior approval;

(b)

the Borrower shall procure that each Owner shall not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it that have not been approved by the underwriters of the relevant obligatory insurances;

(c)

the Borrower shall procure that each Owner shall make (and if requested by the Agent promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)

the Borrower shall procure that each Owner shall not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the relevant obligatory insurances, without first obtaining the consent of the relevant insurers and complying with any requirements (as to extra premium or otherwise) which those insurers specify.

13.12

Alteration to terms of insurances. The Borrower shall procure that each Owner shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance which would cause the Borrower to be in breach of the terms of this Clause 13.

13.13

Settlement of claims. The Borrower shall procure that each Owner shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the consent of the Agent (such consent not to be unreasonably withheld), and shall, following an Event of Default that is continuing, do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14

Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Agent, at the time of each such communication, copies of all written communications which could be considered material in the context of any Finance Document, between that Owner and:

(a)	the relevant approved brokers; and
(b)	the relevant approved protection and indemnity and/or war risks associations; and
(c)	the relevant approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Owner’s obligations relating to the relevant obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)

any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the relevant obligatory insurances.

13.15

Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Agent (or any persons which it may designate) with any information which the Agent (or any such designated person) reasonably requests for the purpose of:

(a)

obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected (Provided always that the Agent shall only require any such report at the time of making the relevant Advance for the Ship for which such report relates and thereafter if there is a material change to the insurances of a Ship to those for which a report has been previously obtained or prepared); and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in connection with any such report as is referred to in paragraph (a).

13.16

Mortgagee’s interest and additional perils insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew (or procure the Borrower to effect, maintain and renew on its behalf) a mortgagee’s interest additional perils insurance and a mortgagee’s interest insurance, each in an amount equal to 110 per cent. of the aggregate of the Delivery Advances, on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or enewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14.	Ship Covenants
14.1

General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship’s name and registration. The Borrower shall procure that each Owner:
(a)	shall keep the Ship owned by it registered in its name under an Approved Flag; and
(b)	shall notify the Agent of any change of the name or port of registry of the Ship owned by it.
14.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:
(a)	consistent with first-class ship ownership and management practice;
(b)	so as to maintain its class with an Approved Classification Society, free of overdue recommendations and conditions affecting that Ship’s class; and
(c)

so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4

Modification. The Borrower shall procure that no Owner shall, unless otherwise required by law, make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on the Ship owned by it which would materially alter the structure, type or performance characteristics of that Ship and materially reduce its value.

14.5

Removal of parts. The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on that Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the Mortgage Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of material damage to the relevant Ship.

14.6

Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so reasonably required by the Agent, provide the Agent with copies of all survey reports.

14.7

Inspection. The Borrower shall procure that each Owner shall permit the Agent (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that (i) such inspections shall not cause delay or involve interruption to the use and operation of such Ship or cause an Owner to be in breach of any charter in respect of its Ship and (ii) prior to the occurrence of an Event of Default the cost of only one such inspection per year in respect of each Ship shall be for the account of the Borrower.

14.8	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, its Earnings or its Insurances; and
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, its Earnings or its Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the relevant Owner shall procure its release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. The Borrower shall procure that each Owner shall:
(a)

in all material respect, comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and
(c)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by war risks insurers of the Ship owned by it unless that Owner has (at its expense) effected any special, additional or modified insurance cover which the Ship’s war risk insurers deem necessary.

14.10

Provision of information. The Borrower shall procure that each Owner shall promptly, if so requested by the Agent and in the case of any Ship the subject of a bareboat charter only to the extent that such information is provided to the relevant Owner by the relevant charterer, provide the Agent with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;
(b)	the payments and amounts due to master and crew of the Ship owned by it;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;
(d)	any towages and salvages;
(e)	that Owner’s or its Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Agent’s request, but in the case of any Ship the subject of a bareboat charter only to the extent that the relevant Owner is able to obtain the same from the relevant charterer, provide copies of the Document of Compliance and the International Ship Security Certificate relating to the Ship owned by it.

14.11	Notification of certain events. The Borrower shall procure that each Owner shall, upon becoming aware of the same, immediately notify the Agent by fax, confirmed forthwith by letter, of:
(a)	any casualty relating to the Ship owned by it which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)

any requirement or recommendation in relation to the Ship owned by it made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;
(e)	any intended dry docking of the Ship owned by it;
(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident in an amount exceeding $1,000,000;
(g)

any claim for breach of the ISM Code or the ISPS Code being made against that Owner or otherwise in connection with the Ship owned by it and which is not remedied or resolved within 14 days of the making of any such claim; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will, if not remedied within a period of 14 days, lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall procure that each Owner shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall reasonably require of the Owner’s or any other person’s response to any of those events or matters.

14.12	Restrictions on chartering etc. The Borrower shall procure that no Owner shall without the prior consent of the Agent, such consent not to be unreasonably withheld:
(a)	enter into any charter in relation to the Ship owned by it;
(b)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;
(c)	de-activate or lay up the Ship owned by it; or
(d)

put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $2,000,000 (or the equivalent in any other currency) unless (i) that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or the Earnings, for the cost of such work or for any other reason or (ii) the cost of the work to be done on the Ship is covered by insurances and the underwriters have agreed to make payment direct to the person who is to carry out the work or (iii) the Agent is otherwise satisfied that the amounts payable in respect of the cost of the work will be paid on their relevant due date for payment.

(e)	The following shall apply in respect of any charter entered into by an Owner (other than the initial charter for its Ship referred to in paragraph (b) of the definition of “Approved Ship Criteria”:
(i)

When an Owner is to enter into a bareboat charter of its Ship the Borrower shall procure that the relevant Owner provides to the Security Trustee (i) a certified copy of such bareboat charter together with such documentary evidence as the Agent and its legal advisers may reasonably require in relation to the due authorisation or execution of such bareboat charter and (ii) duly executed originals of a Charter Assignment in relation to such bareboat charter together with such documentary evidence as the Agent and its legal advisers may reasonably require in relation to the due authorisation and execution of such Charter Assignment.

(ii)

In the event that an Owner enters into a time charter of its Ship for a term which exceeds more than 1 year the Borrower shall procure that the relevant Owner provides (or, in the case of the charterer’s acknowledgement referred to below, uses all reasonable endeavours to provide) to the Security Trustee (i) a certified copy of such time charter together with such documentary evidence as the Agent and its legal advisers may reasonably require in relation to the due authorisation and execution of such time charter and (ii) a duly executed original of a Charter Assignment in relation to such time charter (and of a notice of the assignment thereunder to be given to the relevant charterer and an acknowledgement thereof from the relevant charterer in such form as the relevant Owner may be able to obtain using commercially reasonable efforts) with such documentary evidence as the Agent and its legal advisers may reasonably require in relation to the due authorisation of such Charter Assignment and each such document.

14.13

Notice of Mortgage. The Borrower shall procure that each Owner shall keep the relevant Mortgage registered against the Ship owned by it as a valid first preferred or priority (as the case may be) mortgage and shall ensure that a certified copy of the relevant Mortgage is carried on board its Ship and that there is placed and maintained in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Security Trustee.

14.14	ISPS Code. The Borrower shall procure that each Owner shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship owned by it complies with the ISPS Code; and
(b)	use all reasonable endeavours to procure that the company responsible for the compliance of the Ship owned by it with the ISPS Code complies with the ISPS Code; and

(c)	maintain for the Ship owned by it an ISSC; and
(d)	notify the Agent immediately in writing after becoming aware of any actual or threatened withdrawal, suspension, cancellation or modification of the relevant ISSC.
14.15

Technical Management. The Borrower will procure that the technical management of each Ship will be carried out by an Approved Shipmanager and will procure that each Owner will not sub-contract the technical management of a Ship or allow the technical management of a Ship to be sub-contracted to any person who is not an Approved Shipmanager without the prior written consent of the Agent.

14.16

Ships subject to bareboat charter. Where a ship is subject to a bareboat charter that is approved by the Agent under Clause 14.12, compliance by the bareboat charterer of its obligations under the relevant bareboat charter shall be deemed to be compliance by the Borrower of its undertakings in relation to that Ship under Clauses 14.2 to 14.15 above.

15.	Security Cover
15.1	Minimum required security cover. Subject to Clause 15.9 and having regard to Clause 15.8, Clause 15.2 applies if the Agent notifies the Borrower that the ratio (the “Security Maintenance Ratio”) of:
(a)

the Loan (excluding any Pre-delivery Advances made in relation to a Newbuilding until such Approved Newbuilding has delivered and become a Ship subject to a Mortgage), less any cash held by the Security Trustee, or held in an account charged to the Security Trustee (whether in the Earnings Account or otherwise); to

(b)

the aggregate market value (determined as provided in Clause 15.3) of the Ships then subject to a Mortgage plus the net realisable value of any additional security previously provided under this Clause 15 but excluding (so as to avoid any double counting) any cash included in the calculation under paragraph (a) above, is greater than the Applicable Percentage.

15.2

Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall, within 1 month after the date on which the Agent’s notice is served, either:

(a)

provide, or ensure that a third party provides, a cash deposit in an account subject to a Security Interest in favour of the Security Trustee, or such other additional security which, in the opinion of the Majority Lenders, has a net realisable value that will ensure that the Security Maintenance Ratio is equal to or less than the Applicable Percentage, such security to be documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or

(b)	prepay such part (at least) of the Loan as will reduce the Security Maintenance Ratio so that it is equal to or less than the Applicable Percentage.
15.3	Valuation of Ship. The market value of the Ship at any date is that shown by a valuation prepared:
(a)	as at a date not more than 30 days previously;

(b)	by an Approved Shipbroker selected by the Borrower for the purpose;
(c)	without physical inspection of the Ship;
(d)

on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment,

Provided that the valuations shall not be required or be obtained if and during the period that Clause 15.9 applies.

15.4

Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5

Valuations binding. Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6

Provision of information. The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7

Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause for the purpose of the annual valuation referred to in Clause 15.8, and all legal and other expenses properly incurred by any Creditor Party in connection with any matter arising out of this Clause, provided that such costs shall not exceed one valuation per Ship per calendar year.

15.8

Frequency of valuations and applicability of the test in Clause 15.1. The market value of each Ship then subject to a Mortgage will be ascertained annually on or about 30 June in each calendar year and at such other times, at the expense of the Agent, as the Agent may require.

15.9

Disapplication of minimum required security cover. The requirement of the Borrower to comply with the minimum security covenant set out in Clause 15.1 shall not apply in circumstances where the Average Aggregate Charter Coverage of the Ships then the subject of a Mortgage is greater than 18 months and the ratio of Projected Charter Income to the Projected Debt Service Payments is greater than 1.2:1. The Average Aggregate Charter Coverage and such ratio shall be tested on a six monthly basis on or about 30 June and 31 December in each calendar year. For the purposes of this Clause 15.9:

“Average Aggregate Charter Coverage” shall mean the aggregate number of actual contracted days for which each Ship is subject to a charter weighted according to the amount of the Advance relating to such Ship less any estimated time for drydockings;

“Projected Debt Service Payments” shall mean all projected interest and capital repayments accruing over the then next 12 months period based on the then current interest rate fixings projected forward;

“Projected Charter Income” means the aggregate amount of charter hire payable to the relevant Owners under all charters over the then next 12 month period less, in the case of any time charters, operating costs and reasonable allowance for maintenance reserves (and for the purposes of calculating such charter hire any charters or other forms of employment for the Ships that shall expire during the twelve month period shall be deemed to have been re-employed at the 12 month time charter rates published for similar vessels in the Clarkson Shipping Intelligence Weekly or such other source as may be agreed between the Borrower and the Agent)

15.10

Provided always that all charters referred to in this Clause 15.9 shall, if not already approved pursuant to the proviso to Clause 4.2 or Clause 14.12, be upon terms and to counterparties satisfactory to the Agent in its reasonable discretion; Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

15.11

Release of additional security. Any additional security provided by the Borrower pursuant to Clause 15.2 shall be released upon request by the Borrower to the Agent if immediately following such release, the Security Maintenance Ratio would be no greater than the Applicable Percentage.

16.	Payments and Calculations
16.1

Currency and method of payments. All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 5.00 p.m. (Singapore time) on the due date;
(b)

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)

in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent with such bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.
16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)

if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3

Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5 and 16.6:
(a)

any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

16.5

Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

16.6

Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

16.7

Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or a Swap Counterparty, without first having received that sum and subsequently does not receive that sum, the Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and
(b)

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8

Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9

Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10

Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11

Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17.	Application of Receipts
17.1

Normal order of application. If, on any date on which a payment is due to be made by the Borrower under any of the Finance Documents or Master Agreements, the amount received by the Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Agent, the Security Trustee and the Lenders under any of the Finance Documents or Master Agreements (as the case may be), the Agent shall apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Finance Documents or Master Agreements (as the case may be) in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

(a)	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Agent, the Security Trustee and the Swap Bank under any of the Finance Documents or Master Agreements;
(b)

secondly, in or towards payment, on a pro rata basis, of any fees and accrued commissions payable to either the Agent or any of the other Creditor Parties (other than the Swap Bank) under, or in relation to, the Finance Documents which remain unpaid;

(c)

thirdly, in or towards payment to the Senior Lenders, on a pro rata basis, of any accrued interest in respect of the Senior Loan which shall have become due under any of the Finance Documents but remains unpaid;

(d)	fourthly, in or towards payment to the Senior Lenders, on a pro rata basis, of any principal in respect of the Senior Loan, which shall have become due but remains unpaid;
(e)

fifthly, in or towards payment to the Junior Lenders, on a pro rata basis, of any accrued interest in respect of the Junior Loan which shall have become due under any of the Finance Documents but remains unpaid;

(f)	sixthly, in or towards payment to the Junior Lenders, on a pro rata basis, of any principal in respect of the Junior Loan, which shall have become due but remains unpaid;
(g)	seventhly, in or towards payment to the Earnings Account of any amounts so payable pursuant to the terms of this Agreement or the other Finance Documents;
(h)

eighthly, in or towards payment to the Lenders, on a pro rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on a Repayment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement;

(i)	ninthly, in or towards payment to the Swap Bank of any sums owing to it under the Master Agreement; and
(j)

finally, in or towards payment to the relevant person of any other sum which shall have become due under any of the Finance Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

17.2	Appropriation rights overridden. This Clause 17 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18.	Application of Earnings; Swap Payments
18.1	Payment of Earnings and Swap Payments. The Borrower undertakes with each Creditor Party to use all reasonable endeavours to procure that, throughout the Security Period;
(a)	subject only to the provisions of the General Assignments, all the Earnings are paid to an Earnings Account; and
(b)	all payments by the relevant Swap Counterparty to the Borrower under each Designated Transaction are paid to an Earnings Account.
18.2

Use of Credit Balance, minimum liquidity. All Earnings of each Ship shall be accumulated in the relevant Earnings Account. The Borrower shall procure that the Earnings Account and the monies deposited therein shall remain free of any Security Interests other than those created in favour of the Security Trustee pursuant to the Finance Documents. Prior to an Event of Default that is continuing, the Credit Balance which is in excess of the Minimum Credit Balance required to be maintained under this Clause, may be freely used by the Borrower. In this Clause 18.2, “Minimum Credit Balance” means, in respect of any Ship subject to a Mortgage:

(a)	during the first six months following the Delivery Date of that Ship, a nil balance; and
(b)	thereafter, the sum of $300,000.
18.3	Location of account. The Borrower shall promptly and at the cost of the Agent:
(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account; and

(b)

execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

18.4

Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account with prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21 and which has not been paid on its due date for payment under Clauses 20 or 21.

18.5

Authority to debit Earnings Account. At least 5 Business Days prior to each Repayment Date and each date on which payment of interest is due under Clause 5 (a “Payment Date”), the Agent shall notify the Borrower in writing of the amount payable by the Borrower on that Payment Date. Unless the Borrower objects on the ground that there is a manifest error as to the amount notified to it by the Agent, the Borrower authorises the Agent, on each Payment Date to deduct the amount of repayment of principal or interest then due, or, if less, the amount of the Credit Balance.

18.6	Borrower’s obligations unaffected. The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.4 or Clause 18.5) do not affect:
(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19.	Events of Default
19.1	Events of Default. An Event of Default occurs if:
(a)

the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document (and so that, for this purpose, (i) sums payable on demand shall be treated as having been paid when due if paid within 3 Business Days of receipt of the demand and (ii) if the failure to pay any sum is caused by administrative or technical error such failure shall not constitute an Event of Default if payment is made within 3 days of its due date); or

(b)

any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 30 Business Days after written notice from the Agent requesting action to remedy the same; or

(c)

any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made; or

(d)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or
(ii)	any Financial Indebtedness of a Relevant Person is declared to be or otherwise becomes due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(e)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes unable to pay its debts as they fall due; or
(ii)

any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order, in respect of a sum of, or sums aggregating, $1,000,000 or more or the equivalent in another currency and is not discharged within 30 days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)

any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)

a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)

a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)

any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default that is continuing:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)

serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)

take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)

the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.
19.4

Acceleration of Loan. On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5

Multiple notices; action without notice. The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6

Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7

Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, the Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:
(a)

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty, the wilful misconduct or gross negligence of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons. In this Clause 19, a “Relevant Person” means the Borrower, each Owner and the Guarantor.
19.10

Interpretation. In Clause 19.1(d) references to an event of default include any event, howsoever described, which is similar to an event of default in a facility agreement; and in Clause 19.1(e) “petition” includes an application.

19.11

Position of Swap Counterparties. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

20.	Fees and Expenses
20.1	Arrangement, commitment, agency fees. The Borrower shall pay to the Agent:
(a)	on the date of this Agreement, an arrangement fee in the amount specified in the Fees Letter;
(b)	on the first Drawdown Date in respect of the Delivery Advances, an additional arrangement fee in the amount specified in the Fees Letter;
(c)

on each Drawdown Date in respect of the Delivery Advances but prior to the advance of the relevant Delivery Advance, a commitment fee at the rate of 0.25 per cent. per annum on the amount of the Total Available Commitments, from (and including) the date six months from the date of the Agreement to the Delivery Date, for the account of the Lenders, for distribution among the Lenders pro rata to their Commitments; and

(d)

on the Drawdown Date of the first Delivery Advance and on each anniversary thereof during the Security Period, an annual agency fee of an amount specified in the Fees Letter, such agency fee to be payable to the Agent in advance for its own account.

20.2

Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses reasonably incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document Provided that the expenses incurred by the Agent or the Security Trustee in relation to the initial documentation only shall be subject to a cap of S$45,000 (plus applicable goods and services tax and disbursements) previously agreed between the Agent and the Borrower.

20.3

Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all reasonable expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made; or
(b)

any consent or waiver by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver; or

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or
(d)

any step properly taken by the Lender or the Swap Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all reasonable legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4

Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5

Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (with a summary breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.	Indemnities
21.1

Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)

any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss (excluding, for the avoidance of doubt, any Margin) incurred by a Lender:
(a)

in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)

in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3

Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;
(b)	in the case of the Security Trustee, it being the mortgagee of the Ships,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, wilful misconduct or gross negligence of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4

Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5

Application to Master Agreements. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6

Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (with a summary breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7

Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22.	No Set-off or Tax Deduction
22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:
(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;
(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3

Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4

Tax credits. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;
(b)

nothing in this Clause 22.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time; and

(c)

nothing in this Clause 22.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment.

22.5

Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.6

Application to Master Agreements. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

23.	Illegality, etc
23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:
(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2

Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3

Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4

Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24.	Increased Costs
24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:
(a)

the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)

complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased costs”. In this Clause 24, “increased costs” means, in relation to a Notifying Lender:
(a)

an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(c)

an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or which is otherwise attributable to a wilful breach by the Notifying Lender of any law or regulation.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3

Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4

Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5

Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)

on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.
24.8

Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the rights of the Notifying Lender under Clause 24.4, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

25.	Set-off
25.1	Application of credit balances. Each Creditor Party may, following an Event of Default which is continuing, and with prior notice:
(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2

Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3

Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4

No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26.	Transfers and Changes in Lending Offices
26.1	Transfer by Borrower.
(a)	The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.
(b)

Notwithstanding any other provision of this Agreement or the other Finance Documents, each Lender hereby severally agrees that if any Lender (an “Affected Lender”) does not consent (or fails to respond) to an amendment, modification or waiver to any provision of this Agreement or any other Finance Document requested by the Borrower and approved by the Majority Lenders (the “Unaffected Lenders”), the Borrower may, within 30 days of approval of such amendment, modification or waiver, give notice in writing to the Agent and such Affected Lender of its intention to replace such Affected Lender with a bank or financial institution as agreed by the Unaffected Lenders, such approval not to be unreasonably withheld. Within 30 days of its receipt of such notice, such Affected Lender shall, subject to the payment of any amounts due pursuant to Clause 21 by the Borrower, transfer, in accordance with Clause 26.2, all its rights and obligations under this Agreement and all other Finance Documents to such designated bank or financial institution.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), cause:
(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Borrower, the Transferor Lender and the Transferee Lender Provided that a Lender may make such transfer to any wholly owned subsidiary of it, to its parent company or to another subsidiary of its parent company without the consent of the Borrower.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3

Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the other Lenders and the Swap Bank;
(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).
26.4

Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5

No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6

Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect as follows:
(a)

to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)

the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)

any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)

the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8

Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9

Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee, each Lender and each Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.
26.11

Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender, and such fee shall not be reimbursed by the Borrower.

26.12

Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13

Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.15

No Additional Costs to Borrower. If a Lender changes its lending office or makes a transfer of its rights in respect of all or part of its Contribution and/or its obligations in respect of all or part of its Commitment to a Transferee Lender which is a wholly owned subsidiary of it, or its parent company or to another subsidiary of its parent company pursuant to Clause 26.2 and as a result of circumstances existing at the date the change or transfer occurs, the Borrower would be obliged to make an increased payment to that Lender or Transferee Lender under any applicable Clauses of this Agreement then that Lender or Transferee Lender is only entitled to receive payment under those Clauses to the same extent as that Lender or Transferee Lender would have been if the change of lending office or such transfer had not occurred.

26.16

Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee, and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.17

Replacement of Reference Bank. If any Reference Bank is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.18

New Swap Banks. The parties agree that any Transferee Lender may also become a Swap Bank for the purposes of the Finance Documents by executing with the Borrower a Master Agreement in the form set out in Appendix G.

27.	Variations and Waivers
27.1

Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower and the Majority Lenders.

27.2

Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “the Majority Lenders” were replaced by the words “every Lender and every Swap Bank”:

(a)	a change in the Margin or in the definition of LIBOR;
(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;
(c)	a change to any Lender’s Commitment;
(d)	an extension of Availability Period;
(e)	a change to the definition of “Majority Lenders”;
(f)	a change to Clause 3, 5.1, 17, 18 or 30;
(g)	a change to this Clause 27;
(h)	unless otherwise provided in this Agreement, any release of, or material variation to, a Security Interest; and
(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3

Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28.	Notices
28.1

General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by e-mail, letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:
(a)	to the Borrower:	c/o Seacastle Inc.
575 Market Street 33rd Floor San Francisco, CA 94105 E-mail: sgray@seacastleinc.com Fax No: +1-925-395-0135 Attention : Mr. Stephen Gray
with a copy to:
c/o Seacastle Singapore Pte Ltd 460 Alexandra Road #24-01 PSA Building Singapore 119963 Attention: Mr. Tang Koon Heng E-mail: khtang@seacastleinc.com Fax: +65 6274 2060
(b)	to a Lender:	At the address below its name in Schedule 1 or a Swap Bank Schedule 2 or (as the case may require) in the relevant Transfer Certificate.
(c)	to the Agent:	United Overseas Bank Limited Corporate Banking Sector 1 Raffles Place #10-00 OUB Centre Singapore 048616 Attention: Miss. Cindy Kong / Mr Nelson Tan Fax No: +65 6538 1982 / +65 6538 2449

(d)	to the Security Trustee:	United Overseas Bank Limited Corporate Banking Sector 1 Raffles Place #10-00 OUB Centre Singapore 048616 Attention: Miss. Cindy Kong / Mr Nelson Tan Fax No: +65 6538 1982 / +65 6538 2449

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Banks and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;
(b)	a notice which is sent by e-mail or fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5

Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6

Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.
28.8	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29.	Supplemental
29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
29.2

Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.
29.4

Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce or to enjoy the benefit of any term of this Agreement.

29.5

Conclusive Evidence: In any proceedings relating to any Finance Document, a statement or certificate in writing signed by any duly authorised officer for the time being of the Agent or Security Trustee (as the case may be) shall in the absence of manifest error be conclusive evidence of the matters stated therein and shall be binding on the Borrower. The matters addressed in such statement or certificate may include:-

(a)	the quantum of any sum payable to the Creditor Parties under the Finance Documents;
(b)	any interest rate applicable; and
(c)	the Lender’s determination or opinion of whether any event has occurred or whether any set of circumstances exists.
29.6

Authority to Disclose. Without prejudice to all the rights of each of the Creditor Parties to disclose information relating to the accounts of the Borrower (whether under common law or the Banking Act, Chapter 19 of Singapore or otherwise), the Borrower hereby irrevocably authorises each of the Creditor Parties, its officers, employees, agents and all other persons to whom Section 47(1) of the aforesaid Banking Act applies, to disclose, give, divulge or reveal, in any manner howsoever, for all purposes, with or without notice to the Borrower and whether or not the Secured Liabilities has been paid or discharged, any and all customer information (as such term is defined in the aforesaid Banking Act) and any other information whatsoever relating to the Borrower, the Secured Liabilities, the Finance Documents and the Borrower’s accounts with the Creditor Parties as the relevant Creditor Party may think fit (“Disclosure Matters”) to:-

(a)

any person where such disclosure is in the opinion of such Creditor Party necessary for the enforcement or the effective administration of the facility or any of the transactions contemplated under the Finance Documents;

(b)

any prospective participant, assignee or transferee of such Creditor Party in respect of its rights and/or obligations under the Finance Documents or any person to or through whom the Creditor Party assigns or transfers its rights and/or obligations under the Finance Documents or with whom the Creditor Party enters into any participation agreement in connection with the Finance Documents;

(c)

any Security Party and any other person who has entered into or is proposing to enter into contractual arrangements with such Creditor Party or the Borrower in connection with the Finance Documents and any asset which is the subject matter of any Finance Document;

(d)	any person having or claiming any interest in any asset which is the subject matter of any Finance Document;
(e)

any person in favour of whom such Creditor Party or the Borrower is proposing to sell, transfer or grant an interest in any asset which is the subject of any Finance Document or who may be involved in any transactions relating thereto (including brokers and agents);

(f)	any person in favour of whom the Borrower is seeking to create or grant a Security Interest;
(g)	any person whose consent such Creditor Party deems necessary or desirable in connection with the creation or variation of any Security Interest in favour of the Creditor Party;
(h)	any person to whom such Creditor Party may, pursuant to any applicable law or regulations, be liable to disclose the Disclosure Matters;
(i)	any ratings agency or any governmental authority or department or any agency of any state;
(j)	any receiver, solicitor or auditor who may from time to time be acting for or appointed by such Creditor Party, the Borrower or any Security Party in connection with the Disclosure Matters;
(k)	any insurer or valuer of any asset which is the subject of any Finance Document;
(l)

any person participating in the provision of services (including electronic services, investigation of discrepancies, errors or claims) in connection with the business of such Creditor Party whether in Singapore or elsewhere; and

(m)	any other person or class of persons specified in the second column of the Third Schedule to the aforesaid Banking Act.

30.	Law and Jurisdiction
30.1	Singapore law. This Agreement shall be governed by, and construed in accordance with, Singapore law.
30.2	Exclusive Singapore jurisdiction. Subject to Clause 30.3, the courts of Singapore shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
30.3	Choice of forum for the exclusive benefit of Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:
(a)

to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than Singapore and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in Singapore or without commencing proceedings in Singapore.

The Borrower shall not commence any proceedings in any country other than Singapore in relation to a matter which arises out of or in connection with this Agreement.

30.4

Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.5	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Lenders and Commitments

PART 1

Senior Lender	Lending Office	Commitment
United Overseas Bank Limited	1 Raffles Place, OUB Centre, #10-00, Singapore 048616	$37,700,000
Oversea-Chinese Banking Corporation Limited	65 Chulia Street, #29-00, OCBC Centre, Singapore 049513	$51,000,000

PART 2

Junior Lender	Lending Office	Commitment
United Overseas Bank Limited	1 Raffles Place, OUB Centre, #10-00, Singapore 048616	$19,950,000
Oversea-Chinese Banking Corporation Limited	65 Chulia Street, #29-00, OCBC Centre, Singapore 049513	$6,650,000

Schedule 2

Swap Banks

Swap Bank	Booking Office
United Overseas Bank Limited	80 Raffles Place, UOB Plaza 2, #05-00, Singapore 048624

EXECUTION PAGES

THE BORROWER

SIGNED by Stephen Nicolaus Gray	) /s/ Stephen N. Gray
)
for and on behalf of	)
SCT CONTAINERS III PTE. LTD.	)
in the presence of: Arthur L. Burns	) /s/ Arthur L. Burns

THE LENDERS
SIGNED by Tan Kok Kwee	) /s/ Tan Kok Kwee
)
for and on behalf of	)
UNITED OVERSEAS BANK LIMITED	)
in the presence of: Emily Ng	) /s/ Emily Ng

SIGNED by Elaine Lam	) /s/ Elaine Lam
)
for and on behalf of	)
OVERSEA-CHINESE BANKING	)
CORPORATION LIMITED	)
in the presence of: Jessica Ong	) /s/ Jessica Ong

THE SWAP BANKS
SIGNED by Tan Kok Kwee	) /s/ Tan Kok Kwee
)
for and on behalf of	)
UNITED OVERSEAS BANK LIMITED	)
in the presence of: Emily Ng	) /s/ Emily Ng

THE AGENT
SIGNED by Tan Kok Kwee	) /s/ Tan Kok Kwee
)
for and on behalf of	)
UNITED OVERSEAS BANK LIMITED	)
in the presence of: Emily Ng	) /s/ Emily Ng

THE SECURITY TRUSTEE
SIGNED by Tan Kok Kwee	) /s/ Tan Kok Kwee
)
for and on behalf of	)
UNITED OVERSEAS BANK LIMITED	)
in the presence of: Emily Ng	) /s/ Emily Ng